Exhibit 23.1

Beijing Office Kerry Center South Tower 1 Guang hua Rd., #2419-2422, Chaoyang Dist., Beijing 100020 T 8610.8518.7992

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Ucommune International Ltd on Amendment No.2 to Form F-1 (File No. 333-257664) of our report dated May 17, 2021 with respect to our audits of the combined and consolidated financial statements of Ucommune International Ltd. as of December 31, 2019 and 2020 and for the years ended December 31, 2018, 2019 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China

September 3, 2021